QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.11

FORM OF FUNDING AGREEMENT

In consideration of the Owner's deposit under the terms hereof (this "Contract"), Protective Life Insurance Company ("Protective") agrees to make payments under this Contract in accordance with and subject to its terms and issues this Contract to:

Protective Life Secured Trust [            ]
(the "Owner")

This Contract will be construed according to the laws of the State of Delaware. The following Sections will be incorporated into and form a part of this Contract:

Section I:	Definitions
Section II:	Deposit, Establishment of Funding Account & Specified Currency
Section III:	Contract Type

[ ]	Section III-A: Fixed Rate Contract Terms	[ ] Section III-B: Floating Rate Contract Terms
[ ]	Section III-C: Amortizing Contract Terms	[ ] Section III-D: Discount Contract Terms

Section IV:	General Provisions

Riders:	[ ] Rider A: Survivor's Option	[ ] Rider B: Redemption Provisions
[ ] Rider C: Repayment Options
Contract Number: GA [ ]		Effective Date: [ ]
Related Series of Notes: [ ]
The Protective Life Secured Trust specified above c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001		Protective Life Insurance Company P.O. Box 2606 Birmingham, Alabama 35202

By:		By:
	[Title]		[Title]

Attest:	Attest:

THIS IS A LEGAL CONTRACT
READ YOUR CONTRACT CAREFULLY

1

SECTION I

Definitions

        "Business Day" means (i) any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York, (ii) for purposes of interest determination dates for LIBOR Contracts only, any day on which dealings in deposits in U.S. Dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market, (iii) for Contracts that are denominated in a Foreign Currency other than Euros, any day that, in the Principal Financial Center of the country of the Foreign Currency, is not a day on which banking institutions generally are authorized or obligated by law to close, and (iv) for Contracts that are denominated in Euros, a day on which the TARGET System is open.

        "Calculation Agent" means the institution appointed as calculation agent for the purposes of the Notes in accordance with the Indenture and, if applicable, named as such in the relevant Pricing Supplement.

        "Deposit" has the meaning set forth in Section II.A.of this Contract.

        "Effective Date" shall be the date set forth on the face of this Contract.

        "Event of Default" has the meaning set forth in Section IV.A of this Contract.

        "Exchange Rate Agent" means the institution appointed as Exchange Rate Agent as specified in the Related Series of Notes.

        "Foreign Currency" means a Specified Currency other than U.S. dollars.

        "Funding Account" has the meaning set forth in Section II.B of this Contract.

        "Indenture" means the Indenture, dated the date specified in the Omnibus Instrument, between the Trust and The Bank of New York, as indenture trustee,

        "Initial Period" has the meaning set forth in Section III-D.F of this Contract.

        "Interest Payment Dates" has the meaning set forth in the Related Series of Notes.

        "Interest Period" has the meaning set forth in Section III-B.D.

        "Interest Reset Date" has the meaning set forth in the Related Series of Notes.

        "Issue Price" has the meaning set forth in Section III-D.D.

        "LIBOR Notes" means Notes that bear interest based on LIBOR (as defined in the Notes).

        "Maturity Date" means the date as specified in this Contract on which the Funding Account becomes due and payable as herein provided, whether at the Stated Maturity Date or by declaration of acceleration or otherwise.

        "Notes" means the Related Series of Notes related to this Contract.

        "Specified Currency" has the meaning set forth in the Related Series of Notes.

        "Stated Maturity Date" means the date specified in this Contract as the fixed date on which the principal of this Contract or such installment of interest is due and payable.

        "Tax Event" has the meaning set forth in Section IV.I of this Contract.

        "Trust Agreement" means that certain Trust Agreement, declaring and establishing the Trust, as may be amended, modified or supplemented from time to time.

I-1

        "Trust Beneficial Interest" has the meaning set forth in the Trust Agreement.

        "Trust Beneficial Owner" means AMACAR Pacific Corp.

        Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture or the Notes, and such terms are hereby incorporated by reference and shall form a part of this Contract as if such terms were set forth in their entirety herein.

I-2

SECTION II

Deposit, Establishment of Funding Account & Specified Currency

A.
Deposit:    On the Effective Date, the amount of [$                        denominated in United States dollars] will be deposited under this Contract (the "Deposit"). [The Deposit is equal to the sum of (i) the net proceeds of the sale of the Notes (ii) the proceeds from the sale of the related Trust Beneficial Interest to the Trust Beneficial Owner and (iii) other amounts contributed by Protective as reimbursement of the Owner's selling expenses.]

B.
Funding Account:    Upon receipt of the Deposit, Protective will create a bookkeeping account (the "Funding Account") to be set up under this Contract. At the end of any day the amount of the Funding Account shall be equal to the Deposit plus accrued but unpaid interest to such date (credited daily), less any amounts of the Deposit withdrawn under this Contract. In connection with Discount Contracts, at the end of any day the amount of the Funding Account shall be equal to the Deposit, plus accrual of discount to such date, plus accrued interest (if any) to such date, less any amounts of the Deposit withdrawn under this Contract. On the Effective Date, the beginning value of the Funding Account shall equal the Deposit.

C.
Wire Instructions:    Funds will be wired to Protective according to the following instructions:

Bank:	[AmSouth Bank] [Birmingham, Alabama]
ABA:	[062000019]
Account Number:	[17 442 613]
Account Name:	[Protective Life Insurance Company GIC Depository Account]
Credit To:	GA [ ]
D.
Currency:    The Deposit shall be made by the Owner in the Specified Currency. Payments made on this Contract shall be made to the Owner in the Specified Currency.

E.
Availability of Currency:    If payment hereon is required to be made in a Foreign Currency and such currency is unavailable to Protective for making payments thereof due to the imposition of exchange controls or other circumstances beyond Protective's control, or is no longer used by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, then Protective will be entitled to make payments with respect hereto in U.S. dollars until such Foreign Currency is again available or so used. The Exchange Rate Agent shall notify Protective, in writing, [(i) of the rate at which the amount so payable on any date in such Foreign Currency shall be converted into U.S. dollars or (ii) that Protective is entitled to make payments in U.S. dollars.] Any payment in respect hereof made pursuant to this Section II.E in U.S. dollars will not constitute an Event of Default.

  If the official unit of any component currency of a composite currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

II-1

  In the event of an official redenomination of the Specified Currency (including, without limitation, an official redenomination of any such currency that is a composite currency), the obligations of Protective to make payments in or with reference to such currency shall, in all cases, be deemed immediately following such redenomination to be obligations to make payments in or with reference to that amount of redenominated currency representing the amount of such currency immediately before such redenomination. In no event shall any adjustment be made to any amount payable hereunder as a result of (1) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated) or (2) any change in the value of the specified currency relative to any other currency due solely to fluctuations in exchange rates.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by Protective) and, in the absence of manifest error, shall be conclusive for all purposes and binding on Protective and the Trust, and the Exchange Rate Agent shall have no liability therefor.

II-2

SECTION III-A

Fixed Rate Contract Terms

A.
Interest Rate:    The interest rate payable under this Contract is [            % per annum.]

B.
Day Count Convention:    Unless otherwise specified in the Notes, interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

C.
Interest Payment Dates:    Shall be as set forth in the Notes and payment of interest shall be made in accordance with the Business Day Convention specified in the Notes.

D.
Interest Payments:    On each Interest Payment Date, adjusted if applicable, Protective will pay to the Owner the interest accrued from the last Interest Payment Date or, in the case of the first Interest Payment Date, from the Effective Date, up to but not including the current Interest Payment Date. Interest on the Deposit shall accrue from and including the Effective Date to but excluding the Maturity Date.

E.
Stated Maturity Date:    Shall be as set forth in the Notes and payment of principal shall be made in accordance with the Business Day Convention specified in the Notes.

F.
Termination:    On the Stated Maturity Date, Protective will pay to the Owner the amount of the Funding Account, unless the Funding Account becomes due and payable prior to the Stated Maturity Date whether, as applicable, by the declaration of acceleration of maturity, redemption by Protective, notice of the Owner's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which this Contract becomes due and payable, as the case may be, is referred to as the "Maturity Date" with respect to the Funding Account repayable on such date).

G.
Sinking Fund:    [None]

H.
Additional/Other Terms:    [None]

III-A-1

SECTION III-B

Floating Rate Contract Terms

A.
Initial Interest Rate:    The interest rate payable under this Contract from the Effective Date to, but not including, the first Interest Reset Date is [            % per annum.]

B.
Subsequent Interest Rates:    The interest rate payable on the Deposit in respect of each Interest Period beginning with the first Interest Reset Date will be as notified to Protective in writing by the Calculation Agent (or any other party designated to perform the Calculation Agent's duties under the Notes or the Indenture), determined in accordance with the Notes and, thereafter, the interest rate hereon will be reset and effective as the interest rate is specified by the Calculation Agent (or such other party) as of the applicable Interest Reset Date, determined in accordance with the Notes.

C.
Interest Reset Dates:    Shall be as set forth in the Notes.

D.
Interest Period:    Each Interest Period represents the period from and including each Interest Reset Date to, but not including, the following Interest Reset Date except that the initial Interest Period is the period from the Effective Date of this Contract to, but not including, the first Interest Reset Date.

E.
Day Count Convention:    Unless otherwise specified in the Notes, interest will be computed on an actual/360 basis.

F.
Interest Payment Dates:    Shall be as set forth in the Notes and payments of interest shall be made in accordance with the Business Day Convention below.

G.
Interest Payments:    On each Interest Payment Date Protective will pay to the Owner the interest accrued from the last Interest Payment Date or, in the case of the first Interest Payment Date, from the Effective Date, up to but not including the current Interest Payment Date. Interest on the Deposit shall accrue from and including the Effective Date to but excluding the Maturity Date.

H.
Business Day Convention:    Any Interest Payment Date or Maturity Date (defined below) that is not a Business Day (or, if the Notes are LIBOR Notes, a day that is also not a London Business Day) shall be postponed to the next succeeding Business Day (or, if the Notes are LIBOR Notes, on the next succeeding Business Day that is also a London Business Day) with the same force and effect as if made on the Interest Payment Date, provided, however, that with respect to any Interest Payment Date which is not the Maturity Date, if the Notes are LIBOR Notes and such next succeeding Business Day that is also a London Business Day falls in the next calendar month, such Interest Payment Date shall be the Business Day that is also a London Business Day immediately preceding the scheduled Interest Payment Date, provided, further, that, except in the case of an Interest Payment Date that falls on a Maturity Date, interest will continue to accrue to but excluding the date the interest is paid. The term "London Business Day" means a day other than a Saturday or Sunday on which dealings in deposits in U.S. Dollars are transacted, or with respect to any future date, are expected to be transacted in the London interbank market.

I.
Stated Maturity Date:    Shall be as set forth in the Notes and payment of principal shall be made in accordance with the Business Day Convention above.

J.
Termination:    On the Stated Maturity Date, Protective will pay to the Owner the amount of the Funding Account, unless the Funding Account becomes due and payable prior to the Stated Maturity Date whether, as applicable, by the declaration of acceleration of maturity, redemption by Protective, notice of the Owner's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which this Contract becomes due and payable, as the case may be, is referred to as the "Maturity Date" with respect to the Funding Account repayable on such date).

K.
Sinking Fund:    [None]

L.
Additional/Other Terms:    [None]

III-B-1

SECTION III-C

Amortizing Contract Terms

A.
Interest Rate: The interest rate payable under this Contract is [    % per annum.]

B.
Day Count Convention: Unless otherwise specified in the Notes, interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

C.
Interest Payment Dates: Shall be as set forth in the Notes and payment of interest shall be made in accordance with the Business Day Convention specified in the Notes.

D.
Repayment of Principal: The principal amount of this Contract will be repaid prior to the Stated Maturity Date pursuant to the amortization schedule or formula set forth below in Section III-C.H.

E.
Interest Payments: On each Interest Payment Date, adjusted if applicable, Protective will pay to the Owner the interest accrued from the last Interest Payment Date or, in the case of the first Interest Payment Date, from the Effective Date, up to but not including the current Interest Payment Date.

F.
Stated Maturity Date: Shall be as set forth in the Notes and payment of principal shall be made in accordance with the Business Day Convention specified in the Notes.

G.
Termination: On the Stated Maturity Date, Protective will pay to the Owner the amount of the Funding Account, unless the Funding Account becomes due and payable prior to the Stated Maturity Date whether, as applicable, by the declaration of acceleration of maturity, redemption by Protective, notice of the Owner's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which this Contract becomes due and payable, as the case may be, is referred to as the "Maturity Date" with respect to the Funding Account repayable on such date).

H.
[Amortization Schedule] [or] [Formula]:

I.
Sinking Fund: [None]

J.
Additional/Other Terms: [None]

III-C-1

SECTION III-D

Discount Contract Terms

A.
Interest Rate: The interest rate payable under this Contract is [    % per annum.]

B.
Day Count Convention: Shall be as set forth in the Notes.

C.
Interest Payment Dates: Shall be as set forth in the Notes and payments of interest shall be made in accordance with the Business Day Convention below.

D.
Issue Price: [         ]

E.
Total Amount of Discount: [         ]

F.
Accrual of Discount: The amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for this Contract will be determined using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for this Contract (with ratable accruals within a compounding period), an interest rate equal to the initial interest rate applicable to this Contract and an assumption that the maturity of this Contract will not be accelerated. If the period from the date of issue to the first Interest Payment Date for this Contract (the "Initial Period") is shorter than the compounding period for this Contract, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

G.
Business Day Convention: In the event any payment of principal, premium, if any, or interest to be made in accordance with this Contract falls on a day that is not a Business Day it shall be made on the next succeeding Business Day with the same force and effect as if made on such originally scheduled payment date; provided, however, no additional interest will accrue as a result of any such delayed payment.

H.
Stated Maturity Date: Shall be as set forth in the Notes and payment of principal shall be made in accordance with the Business Day Convention above.

I.
Termination: On the Stated Maturity Date, Protective will pay to the Owner the amount of the Funding Account, unless the Funding Account becomes due and payable prior to the Stated Maturity Date whether, as applicable, by the declaration of acceleration of maturity, redemption by Protective, notice of the Owner's option to elect repayment or otherwise (the Stated Maturity Date or any date prior to the Stated Maturity Date on which this Contract becomes due and payable, as the case may be, is referred to as the "Maturity Date" with respect to the Funding Account repayable on such date).

J.
Sinking Fund: [None]

K.
Additional/Other Terms: [None]

III-D-1

SECTION IV

General Provisions

A.
Events of Default: Upon the occurrence and continuation of an Event of Default, as defined hereunder, the Owner shall have the right, in addition to any other rights and remedies it may have at law or in equity, to accelerate and demand immediate payment of the Funding Account. Each of the following events shall constitute an Event of Default under this Contract:

1.
failure by Protective to make any payment of principal when due, subject to any provisions to the contrary in this Contract, which failure to pay principal continues for one Business Day, and failure to make any payment of interest when due, which failure to pay interest, subject to any provisions to the contrary in this Contract, continues for five Business Days, in each case following the receipt by Protective of written notice thereof from the Owner; or

2.
a court or agency of supervisory authority having jurisdiction in respect of Protective has instituted a proceeding or entered a decree or order for the appointment of a receiver or liquidator in any insolvency, rehabilitation, readjustment of debt, marshaling of assets and liabilities or similar arrangements involving Protective or all or substantially all of its property, or for the winding up or liquidation of its affairs; or

3.
any other Event of Default set forth on Schedule A.

B.
The Obligation of Protective: This Contract is an unconditional obligation of Protective. Protective will make payments hereunder without counterclaim, subrogation or set off by Protective against amounts due and owing to Protective by the Owner, or any other person, under any other contract. The foregoing will not constitute a waiver of any rights that Protective may have against the Owner or any other person. Protective will not pay under this Contract any amounts in excess of deposits received hereunder and interest accrued thereon.

C.
Entire Contract: This Contract (along with any amendments agreed upon in writing and executed by the parties) is the entire contract between the parties. The Owner's statements will be deemed representations and not warranties. Any amendment, change, or waiver of any provision of this Contract must be in writing and signed by Protective's President or Vice President. Protective may rely on any action taken or omitted by the Owner under this Contract. The Owner will name its representatives who may act for it.

D.
Persons to Receive Payments: Protective has no duty to inquire as to the authority of any payee to receive payments under this Contract.

E.
Owner: The Owner, by signing this Contract, represents that it has full authority and power to enter into this Contract. The Owner represents that actions taken under this Contract by the Owner will conform with applicable law. Protective is not liable for its good faith reliance upon any actions by the Owner which do not conform to applicable law.

F.
Protective: Protective represents and warrants that this Contract has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the terms hereof, except (i) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law and (ii) that no representation or warranty is made with respect to the enforceability of this Contract to the extent that the source of the funds used by the Owner to purchase this Contract renders such funds, or any property or investment acquired with such funds, subject to governmental seizure or other penalty under the USA PATRIOT Act of 2001, as amended, or any other law, rule or regulation, relating to money laundering, terrorist financing or other illegal activities.

G.
Transfer: Other than any assignment, transfer, pledge, hypothecation or sale of this Contract in accordance with the terms of the Indenture, the Owner may not assign, transfer, hypothecate or sell this Contract without the consent of Protective. Protective will maintain a record of ownership of this Contract as part of its books and records. Notwithstanding anything in this Contract to the contrary, no transfer or assignment of an interest in this Contract or any right to receive payments of principal or interest under this Contract will be effective until Protective has changed its books and records to reflect the transfer or assignment.

H.
Agreed Tax Treatment: Protective and the Owner (and each transferee or assignee) agree for U.S. federal, state and local income and franchise tax purposes to treat (i) the Owner as disregarded and (ii) the Notes as representing debt of Protective Life.

I.
Withholding Tax Treatment and Early Termination:

        [If Protective will not pay Additional Amounts, insert these paragraphs in I]

  1.
  All amounts due in respect of this Contract will be made free and clear of any applicable withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority, unless such withholding or deduction is required by law. Protective will not pay any additional amounts to the Owner (or any transferee or assignee) in respect of any such withholding or deduction, and any such withholding or deduction will not give rise to an Event of Default or any independent right or obligation to redeem this Contract.

  2.
  If there is a Tax Event (as defined below), Protective may with written notice redeem this Contract prior to its scheduled Stated Maturity Date at the Redemption Price (defined below) together with all accrued but unpaid interest to the date fixed for redemption (if any). Protective may redeem this Contract pursuant to this Section IV.I.2 by giving not less than 30 days' and no more than 75 days' prior written notice to the Owner. For purposes of this Section IV.I.2, "Tax Event" means that Protective shall have received an opinion of independent legal counsel stating in effect that as a result of (x) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority therefor or therein or (y) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the date hereof, there is more than an insubstantial risk that (i) the Owner is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to interest accrued or received on this Contract or (ii) the Owner is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges. For purposes of this Section IV.I, "Redemption Price" means [the balance of the Funding Account as of the date of redemption].

        [If Protective will pay Additional Amounts, insert these paragraphs in I]

  1.
  All amounts due in respect of this Contract will be made net of any applicable withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority. Protective will pay to an Owner additional amounts to compensate for any such withholding or deduction imposed or levied by or on behalf of any governmental authority in the United States having the power to tax, so that the net amount received by the

    Owner in respect of this Contract, after giving effect to such withholding or deduction, will equal the amount that would have been received in respect of this Contract were no such deduction or withholding required; provided that Protective shall not be required to make any payment of any additional amounts for or on account of: (i) any tax, duty, levy, assessment or other governmental charge imposed which would have not been imposed but for (a) the existence of any present or former connection between an Owner or beneficial owner (as determined for U.S. federal income tax purposes) of this Contract (any such Owner or beneficial owner, hereafter, the "Tax Owner") and such governmental authority, including without limitation, being or having been a citizen or resident thereof, or being or having been present therein, incorporated therein, engaged in a trade or business therein or having (or having had) a permanent establishment or principal office therein, (b) any Tax Owner being or having been a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the "Code"), related within the meaning of Section 864(d)(4) of the Code to Protective or a private foundation or other tax-exempt organization, (c) any Tax Owner being or having been an actual or constructive owner of 10 percent or more of the total combined voting power of all the outstanding stock of Protective, (d) any Tax Owner being a bank for U.S. federal income tax purposes whose receipt of interest on this Contract is described in Section 881(c)(3)(A) of the Code, or (e) any Tax Owner being subject to backup withholding as of the date of becoming a Tax Owner; (ii) any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the presentation of this Contract or other evidence of beneficial ownership thereof (where presentation is required) for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for whichever occurs later; except to the extent that the Tax Owner would have been entitled to additional amounts had this Contract been presented on the last day of such 30 day period; (iii) any tax, duty, levy, assessment or other governmental charge which is imposed or withheld by reason of the failure of any Tax Owner to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such Tax Owner (including, without limitation, failure to provide IRS Forms W-8BEN or W-8ECI), if compliance is required by statute, by regulation of the U.S. Treasury Department, judicial or administrative interpretation, other law or by an applicable income tax treaty to which the United States is a party as a condition to exemption from such tax, duty, levy, assessment or other governmental charge; (iv) any inheritance, gift, estate, personal property, sales, transfer or similar tax, duty, levy, assessment or similar governmental charge; (v) any tax, duty, levy, assessment or other governmental charge that is payable otherwise than by withholding from payments in respect of this Contract; (vi) any tax, duty, levy, assessment or other governmental charge that would not have been imposed or withheld but for the treatment of payments in respect of this Contract as contingent interest described in Section 871(h)(4) of the Code; (vii) any tax, duty, levy, assessment or other governmental charge that would not have been imposed or withheld but for an election by any Tax Owner the effect of which is to make payment in respect of this Contract subject to U.S. federal income tax; (viii) any tax, duty, levy, assessment or other governmental charge resulting from a European Union Directive; or (ix) any combination of the foregoing items (i) through (viii).

  2.
  If, as described in Section 3.18(b) of the Indenture, the Owner is required to pay additional amounts to the holders of Notes to compensate for any withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied in respect of such Notes, by or on behalf of any governmental authority in the United States having the power to tax, Protective will reimburse the Owner in an amount equal to such additional amounts.

  3.
  If (i) Protective is required or, in the opinion of independent legal counsel selected by Protective, a material probability exists that Protective will be required to pay additional amounts under Section IV.I.1 above or reimburse the Owner for additional amounts paid by the Owner under Section IV.I.2 above, or (ii) there is a Tax Event (as defined below), Protective may with written notice redeem this Contract prior to its scheduled Stated Maturity Date at the amount equal to the Redemption Price (defined below) together with all accrued but unpaid interest to the date fixed for redemption (if any). Protective may redeem this Contract pursuant to this clause (I)(3) by giving not less than 30 days' and no more than 75 days' prior written notice to the Owner; provided, however, that no such notice of termination may be given earlier than 90 days prior to the earliest day on which Protective would become obligated to pay or reimburse such additional amounts were a payment in respect of this Contract then due. For purposes of this clause (I)(3), "Tax Event" means that Protective shall have received an opinion of independent legal counsel stating in effect that as a result of (x) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority therefor or therein or (y) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the date hereof, there is more than an insubstantial risk that (i) the Owner is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to interest accrued or received on this Contract or (ii) the Owner is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges. For purposes of this Section IV.I, "Redemption Price" means the balance of the Funding Account as of the date of redemption.

J.
Notices; Statements; Wiring Instructions: Communications between the Owner and Protective will be in writing to the addresses shown below. Each may change its address by written notice to the other party.

If to the Owner:	If to Protective:

The Protective Life Secured Trust
specified in this Contract
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Trust Department
Telephone: 302/636-6000
Facsimile: 302/636-4140	Protective Life Insurance Company 111 North First Street, Suite 209 Burbank, CA 91502-1864 Telephone: 818/729-1900 Facsimile: 818/729-1800
And to:	With a copy to:
AMACAR Pacific Corp. 6525 Morrison Boulevard Suite 318 Charlotte, North Carolina 28211 Attention: Douglas K. Johnson	Protective Life Insurance Company Attn: Legal Department P.O. Box 2606 Birmingham, AL 35202 Telephone: 800/627-0220 Facsimile: 205/268-3597

  By the tenth day of the month Protective will provide to the Owner a statement of activity in the Funding Account for the prior month.

  Unless otherwise stated, references to dollars and cents in this Contract refer to the currency of the United States of America. Unless otherwise stated, all payments by Protective will be made by wire transfer of immediately available funds to the following account:

    [Owner's wire instructions]

  Protective agrees that the foregoing instructions identify a satisfactory payee and that unless otherwise instructed by the Owner it will make payments in accordance with such instructions.

K.
Invalidity of Provisions: If any provision of this Contract is invalid, the rest of the Contract will remain valid.

L.
Non-Waiver: Either party can delay enforcing its rights under this Contract without losing them. The fact that either party waives its rights in one instance does not mean that it will waive them in other instances.

SCHEDULE A

Additional Events of Default

        [Not Applicable]

RIDER A

Survivor's Option

        Unless this Contract has been declared due and payable prior to its Stated Maturity Date by reason of any Event of Default, or has been previously redeemed or otherwise repaid, the Owner may request repayment of this Contract upon the valid exercise of the Survivor's Option in the Notes by the Representative (defined in the Notes) of the deceased beneficial owner of such Notes (a "Survivor's Option").

        Except as provided below, upon the tender and acceptance by Protective of this Contract (or portion thereof) securing the Notes as to which the Survivor's Option has been exercised, Protective shall repay to the Owner the amount of the Funding Account equal to 100% of the principal amount of the Notes as to which the Survivor's Option has been exercised, plus accrued and unpaid interest to the date of repayment. However, Protective shall not be obligated to repay:

  •
  the greater of $2,000,000 or 2% (or such other amounts, as specified in the Pricing Supplement) in aggregate principal amount for all funding agreement contracts securing all outstanding notes issued to retail investors under any Protective Life secured notes program as of the end of the most recent calendar year (the "Annual Put Limitation");

  •
  more than $250,000 (or such other amounts, as specified in the Pricing Supplement) in aggregate principal amount of funding agreement contracts securing outstanding notes issued under any Protective Life secured notes program as to which the Survivor's Option has been exercised on behalf of any individual deceased Beneficial Owner in any calendar year (the "Individual Put Limitation"); or

  •
  more than the aggregate principal amount of funding agreement contracts securing Outstanding Notes of the Related Series of Notes specified in the Pricing Supplement (the "Series Put Limitation").

        Protective shall not make repayments pursuant to the Owner's request for repayment upon exercise of the Survivor's Option in amounts that are less than the minimum authorized denomination of the Notes, and, in the event that the limitations described in the preceding sentence would result in the partial repayment of this Contract, the principal amount of this Contract remaining outstanding after repayment must be at least the minimum authorized denomination of the Notes. A request for repayment by the Owner upon an otherwise valid election to exercise the Survivor's Option may not be withdrawn.

        Any Contract (or portion thereof) accepted for repayment shall be repaid on the first Interest Payment Date for the related Series of Notes that occurs 20 or more calendar days after the date of such acceptance.

        In order to obtain repayment of this Contract (or portion thereof) upon exercise of the Survivor's Option, the Owner must provide to Protective (i) a written request for repayment signed by the Owner, and (ii) any additional information Protective requires to evidence satisfaction of any conditions to the repayment of this Contract (or portion thereof).

A-1

RIDER B

Redemption Provisions

1.
Initial Redemption Date: Shall be as set forth in the Notes.

2.
Initial Redemption Percentage: Shall be as set forth in the Notes.

3.
Annual Redemption Percentage Reduction: Shall be as set forth in the Notes.

4.
Additional Redemption Terms:

[Protective may redeem this Contract, in full or in part, on any date after the Initial Redemption Date and prior to the Stated Maturity Date, in increments of $1,000 or any other integral multiple of an authorized denomination specified in the Notes (provided that any remaining Deposit hereof shall be at least $1,000 or other minimum authorized denomination applicable to the Notes), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued hereon to the redemption date. Protective must give written notice to the Owner not more than 75 nor less than 35 calendar days prior to the redemption date. "Redemption Price" shall mean an amount equal to the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid Principal Amount (defined below) of this Contract to be redeemed. The Initial Redemption Percentage, if any, shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid amount thereof to be redeemed. For purposes of this Rider B, the "Principal Amount" of this Contract at any time means (i) if this Contract is a Discount Contract, the Issue Price (increased by any accruals of discount) and (ii) in all other cases, the Deposit hereof.]

B-1

RIDER C

Repayment Options

1.
Optional Repayment Date: Shall be as set forth in the Notes.

2.
Optional Repayment Price: Shall be as set forth in the Notes.

3.
Additional Repayment Terms:

[This Contract will be repayable prior to the Stated Maturity Date at the option of the Owner on the Optional Repayment Dates specified above at the Optional Repayment Price specified above, together with accrued interest to the applicable Optional Repayment Date. Unless otherwise specified on the face hereof, in order for this Contract to be so repaid, Protective must receive, at least 25 but not more than 60 days prior to an Optional Repayment Date, either (i) this Contract with a letter from the Owner setting forth the Deposit hereof, the Deposit to be repaid, the Contract Number hereof and a statement that the option to elect repayment is being exercised thereby or (ii) a telegram, telex, fax or letter from the Owner setting forth the Deposit hereof, the Deposit to be repaid, the Contract Number hereof, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Contract will be received by Protective not later than five Business Days after the date of such telegram, telex, fax or letter. Exercise of this repayment option shall be irrevocable. The repayment option may be exercised by the Owner of this Contract with respect to less than the Deposit then outstanding provided that the Deposit of the Contract remaining outstanding after repayment is an authorized denomination of the Notes.]

C-1

QuickLinks

  EXHIBIT 4.11
FORM OF FUNDING AGREEMENT
SECTION I Definitions
SECTION II Deposit, Establishment of Funding Account & Specified Currency
SECTION III-A Fixed Rate Contract Terms
SECTION III-B Floating Rate Contract Terms
SECTION III-C Amortizing Contract Terms
SECTION III-D Discount Contract Terms
SECTION IV General Provisions
SCHEDULE A Additional Events of Default
RIDER A Survivor's Option
RIDER B Redemption Provisions
RIDER C Repayment Options